Exhibit 99.1

June 11, 2019
GCI Liberty, Inc. to Hold Annual Meeting of Stockholders
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) will be holding its Annual Meeting of Stockholders on Monday, June 24, 2019, at 8:00 a.m. M.D.T., at the corporate offices of GCI Liberty, 12300 Liberty Blvd., Englewood, Colorado 80112. The record date for the meeting is 5:00 p.m., New York City time, on April 25, 2019. At the meeting, GCI Liberty may make observations regarding the company’s financial performance and outlook.
The presentation will be broadcast live via the Internet. All interested persons should visit the GCI Liberty website at http://www.gciliberty.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.
About GCI Liberty, Inc.
GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.
GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.